EXHIBIT 15.(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-120559, 333-164250 and 333-164351) pertaining to the Employees Stock Option Plans of Syneron Medical Ltd. of our reports dated March 25, 2010, with respect to the consolidated financial statements of Syneron Medical Ltd. and subsidiaries for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2009.

Haifa, Israel	KOST, FORER, GABBAY and KASIERER

March 25, 2010	A member of Ernst & Young Global